EXHIBIT 3(a)

                         Opinion and Consent of Counsel

April 23, 1997



The Life Insurance Company of Virginia
6610 West Broad Street
Richmond,  VA  23230

Gentlemen:

With reference to Post-Effective Amendment No. 18 to Registration Statement 33-12470 on Form S-6, filed by The Life Insurance Company of Virginia and Life of Virginia Separate Account III with the Securities and Exchange Commission covering flexible premium variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. The Life Insurance Company of Virginia is duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue individual flexible premium variable life insurance policies by the Bureau of Insurance of the State Corporation Commission of the Commonwealth of Virginia.

2. Life of Virginia Separate Account III is a duly authorized and existing separate account established pursuant to the provisions of Section 38.2-3113 of the Code of Virginia.

3. The flexible premium variable life insurance policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of The Life Insurance Company of Virginia.

I hereby consent to the use of this letter, or copy thereof, as an exhibit to Post Effective Amendment No. 18 to the Registration Statement on Form S-6 (File Number 33-12470) and the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in said Post-Effective Amendment.

Sincerely,

/s/ J.NEIL MCMURDIE
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J. Neil McMurdie
Associate Counsel and
  Assistant Vice President
Law Department